Exhibit 5.1

May 8, 2023

VIA ELECTRONIC MAIL

Mawson Infrastructure Group Inc.

201 Clark Street

Sharon, PA 16146

Ladies and Gentlemen:

We have acted as special counsel to Mawson Infrastructure Group Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (File No. 333-264062) (the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated May 3, 2023, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the proposed issuance and sale by the Company of (i)(a) 1,836,668 shares (“Shares”) of the common stock of the Company, par value $0.001 per share (the “Common Stock”), (b) pre-funded warrants to purchase up to 246,668 shares of Common Stock (the “Pre-Funded Warrants”) and (ii) the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”). The Shares, the Pre-Funded Warrants and the Pre-Funded Warrants Shares are collectively referred to herein as the “Securities”). The Securities will be issued pursuant to a Securities Purchase Agreement, dated May 3, 2023, between the Company and the investor signatory thereto (the “Securities Purchase Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

a. the Registration Statement, all exhibits thereto and the Prospectus;

b. the Certificate of Incorporation of the Company, as presently in effect (the “Charter”);

c. the Company’s Bylaws of the Company, as presently in effect (the “Bylaws”);

d. the Securities Purchase Agreement; and

e. certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Securities.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

It is understood that this opinion is to be used only in connection with the offer and sale of the securities being registered while the Registration Statement is effective under the Securities Act.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that (i) the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable; (ii)  provided that the Pre-Funded Warrants have been duly executed and delivered by the Company and duly delivered to the purchaser thereof against payment therefor, the Pre-Funded Warrants, when issued and sold pursuant to the Securities Purchase Agreement as described in the Registration Statement, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing; and (iii) 246,668 shares of Common Stock to be issued pursuant to the Pre-Funded Warrants, when issued upon exercise of such Pre-Funded Warrants in accordance with its terms, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issue of any of the shares of Common Stock, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation.

The opinion which we render herein is limited to those matters governed by the General Corporation Law of the State of Delaware (the “DGCL”), the State of New York and we express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement.. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the securities issued pursuant to the Securities Purchase Agreement, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP